Exhibit 3

Bogotá D.C., January 28, 2003

Republic of Colombia
Ministry of Finance and Public Credit
Carrera. 7A, No. 6-45, Piso 8
Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission on June 14, 2001 (Registration Statement No. 333-13624), as amended (the “Registration Statement”), of $500,000,000 aggregate principal amount of the Republic’s 10.375% Global Bonds due 2033 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated June 14, 2001 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 21, 2003 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994 between the Republic and JPMorgan Chase Bank, the form of which was incorporated by reference as an exhibit to each of the Registration Statements;

(iii) the global Security dated January 28, 2003 in the principal amount of $500,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 28, 2003 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following laws and decrees of the Republic, under which the issuance of the Securities has been authorized (copies and translations of which have been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172): Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, Law 80 of October 28, 1993 and Decree 2681 of December 29, 1993; and

(vi) the following acts of the Republic under which the issuance of the Securities has been authorized (translations of which are attached as exhibits hereto): the Acts of the meetings held on June 20, 2002 and December 23, 2002 by the Interparliamentary Commission of Public Credit, External Resolution No. 2 of June 7, 2002 and External Resolution No. 6 of December 23, 2002 of the Board of Directors of

the Central Bank of Colombia, CONPES 3156 MINHACIENDA, DNP: DIFP, dated March 5, 2002 as amended by CONPES 3205 DNP: Deputy Directorate of External Credit, dated December 4, 2002, CONPES 3176 MINHACIENDA, DNP: DIFP, dated July 15, 2002, CONPES 3209 MINHACIENDA DNP: SC dated December 19, 2002 and Resolution No. 055 of January 20, 2003 of the Ministry of Finance and Public Credit.

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above.

Very truly yours,

/s/ Aida Cipagauta Rodriguez

Aida Cipagauta Rodríguez Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia

2

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE
INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on June 20, 2002, the Interparliamentary Commission of Public Credit has given unanimously its favorable prior opinion so that the Nation—Ministry of Finance and Public Credit manage the contracting of external loans with the commercial or multilateral banking or through the issuance of certificates in the international capital markets, up to an amount of US $ 400 million or its equivalent in other currencies, intended to finance budgetary appropriations for FY2003.

(Signed)

AÍDA CIPAGAUTA RODRÍGUEZ
SECRETARY

Given in Bogotá D. C., as of June 20, 2002.

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE
INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on December 23, 2002, the Interparliamentary Commission of Public Credit has given unanimously its opinion so that the Nation—Ministry of Finance and Public Credit—shall issue External Public Indebtedness Certificates in the international capital markets up to an amount of US $ 800 million or its equivalent in other currencies, intended to finance budgetary appropriations for FY2003 and FY2004.

(Signed)

AÍDA CIPAGAUTA RODRÍGUEZ
SECRETARY

Given in Bogotá D. C., as of December 26, 2002.

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

EXTERNAL RESOLUTION Nº 2 OF 2002
(June 7)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency up to an amount of US $ 600 million or its equivalent in other currencies to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary appropriations for FY2003, shall be subject to the following financial conditions:

PERIOD:	Greater than 2 (two) years according to the market to be accessed.

INTEREST:
Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limits provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- If conditions are favorable to issue and place securities in foreign currency during this Fiscal Year, the National Government, based on the authorized quota under Article 1 of this Resolution, may place securities in foreign currency in the international markets.

Article 3.- Whenever an issuance is scheduled to be made, the General Director of Public Credit shall report to the Board of Directors of Banco de la República. Likewise, the aforementioned officer will submit a report to the Banco de la República about the result of the placement of securities referred to herein within the 10 (ten) days after the date of issuance.

Article 4.- This resolution is valid as from the date of its publication.

Given in Santa Fe de Bogotá as of June 7, 2002.

(Signed)	(Signed)
JUAN MANUEL SANTOS CALDERÓN	GERARDO HERNÁNDEZ CORREA
President	Secretary

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

2

EXTERNAL RESOLUTION Nº 6 OF 2002
(December 23)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets indicated in External Resolution No. 2 of 2002 are modified.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

in use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- To add US $ 1.1 billion or its equivalent in other currencies, to the quota provided for in Article 1 of External Resolution 2 of 2002.

Article 2.- This resolution is valid as from the date of its publication.

Given in Bogotá as of December 23, 2002.

(Signed)	(Signed)
ROBERTO JUNGUITO BONNET	GERARDO HERNÁNDEZ CORREA
President	Secretary

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

CONPES 3156 Document
National Council of Economic and Social Policies
Republic of Colombia
National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO CONTRACT
EXTERNAL LOANS UP TO US $ 450 MILLION OR ITS EQUIVALENT IN
OTHER CURRENCIES INTENDED TO FINANCE BUGETARY
ALLOCATIONS FOR Y2002

Ministry of Finance and Public Credit
DNP: DIFP

Approved version

THE WAY TO BUILD THE PEACE

Bogotá, D. C., March 5, 2002

I. INTRODUCTION

Pursuant to provisions of Articles 8 and 19 of Decree 2681 of 1993, this document submits to the approval of the CONPES the authorization to be given to the Nation to contract external credit transactions up to US $ 450 million, or its equivalent in other currencies, in order to finance top priority budgetary appropriations for Y2002.

II. BACKGROUND

Y2002 Financial Plan made by the CONFIS sets forth net financing requirements of the Central Government as follows:

Chart 1
Y2002 FINANCIAL PLAN	US $ MILLION
FINANCING	4,346
Net external credit	358
Disbursements	2,439
Specific multilateral and free allocation	1,939
Notes	500
Repayments	2,081
Net domestic credit	1,327
Disbursements	4,608
Disbursements	3,281
External notes to pre-finance Y2002	1,900
Colombian Central Bank’s profits	417
Others	344

As to external proceeds, it was set forth that US $ 1.939 billion would be financed through the multilateral banking and US $ 500 million through notes to meet repayments for US $ 2.081 billion and raise fresh funds for US $ 358 million.

In addition to the aforementioned US $ 500 million to be financed with notes issued in the external markets, the Financial Plan counts with US $ 1.9 billion that were pre-financed in Y2001, because the Ministry of Finance and Credit Public found convenient to supply the needs for Y2002 due to the good performance of the Colombian notes in the international markets.

Based on the authorizations granted by means of the following CONPES documents, an amount equivalent to US $ 1.9 billion was placed by late 2001 (please refer to Chart 2):

3114 of May 25, 2001 (US $ 1 billion)
3132 of September 3, 2001 (US $ 500 million)
3141 of November 15, 2001 (US $ 250 million)
3145 of December 6, 2001 (US $ 250 million)1.

[1]	From the total authorized amount, US $ 150 have been placed only.

2

Chart 2
Y2002 Pre-financing

MARKET	AMOUNT	DATE OF ISSUE	PERIOD	COUPON
US Dollar	US $ 500 million	June 13, 2001	5 years	10.5%
Euro	€ 200 million	June 21, 2001	7 years	11.375%
US Dollar	US $ 325 million	August 21, 2001	20 years	11.75%
US Dollar	US $ 500 million	November 21, 2001	10 years	10%
US Dollar[2]	US $ 400 million	December 21, 2001	10 years	10%
Total US Dollar	US $ 1.725 billion
Total Euros	€ 200 million

III. JUSTIFICATION

In accordance with the parameters set forth in the Financial Plan, this authorization almost fills the external financial needs for Y2002, allowing the Treasury to meet all its obligations for the present fiscal year. The above would be accomplished provided the foreseen financing level with the multilateral banking may be maintained.

It is considered as prudent to carry out this financing because there are favorable factors to get these funds on a successful way, as shown below:

A. Window of opportunity

The progress of the National Government as to structural reforms have allowed Colombia to recover the macroeconomic stability and confidence of the international capital markets; because of the foregoing, the Colombian debt has become very attractive among international and domestic investors.

Additionally, during the past year, the Colombian proactive3 financing strategy has generated a good image in the international markets. Because of this, the Colombian debt spreads have been materially reduced (please refer to Chart 1).

After a long period of decay of Colombian asset prices, the last twelve months have shown a positive performance of the Colombian debt. This price behavior is highlighted when it is analyzed at the light of the global environment and in very negative emergent markets4.

[2]	Reopening of the November 21, 2001 issue.
[3]	Diversification of financial sources; innovation and flexibility to meet investors’ demand; expansion of investors base; good management of debt transactions.
[4]
Emerging countries have shown a negative environment due to the Argentina crisis. This fact reduces investors base that somehow may become a hindrance for some countries to enter international markets. The foregoing is aggravated by the uncertainty by the speed needed by the US economy to recover from its present slowdown; additionally, the possibility of a devaluation in Venezuela would affect the performance of the Colombian exports.

3

Spreads of the Latin American Debt maturing in 2009

However, during the past weeks there has been an upward trend, reasserting the need of a fiscal adjustment policy (Chart 2)

Performance of the Colombian Spreads during year 2002

4

    B. Presidential Election

The National Government is aware of the securing of the political transition without affecting the macroeconomic balance. Generally, the sovereign spreads show a high volatility when presidential elections are close, such as the recent experiences in Mexico and Perú.

Therefore, it is advisable to leave a financed budget of Y2002. This is a step to grant the new administration the necessary financing from the international capital markets that let maintain current levels of debt cost.

The Colombian debt funding experience has shown to be very successful because it has been able to get most of the external financing with more than six months in advance. The financial costs derived from these transactions do not provide for the payment of higher interest rates because they were counted within the Y2002 budget.

International analysts have certified as outstanding the fiscal management of President Pastrana’s administration because, despite the economic difficulties; the Government has reduced the consolidated fiscal deficit from 5.8 % in 1999 to 3.3 % in 2001. They also say that the approved structural reforms reflect the political consensus to face the fiscal problems. To summarize, the actions of the economic team are restoring the international confidence in Colombia.

IV. DESCRIPTION OF THE FINANCING TO BE CONTRACTED

The financing to be contracted consists of a syndicated loan guaranteed by the Corporación Andina de Fomento—CAF—and one transaction in the external capital market.

A. Syndicated Loan guaranteed by the CAF

The National Government has foreseen the contracting of a syndicated loan with the commercial banking up to an amount of US $ 250 million partially guaranteed up to a 30 by the CAF %.

Within the products offered by the CAF, there are partial guarantees to financings from the commercial banking or the international bond markets.

The CAF becomes an ideal source because it counts with instruments that facilitate the access to funds to support member countries when other financing alternatives are difficult or expensive.

Syndicated loans to be contracted will have about a 5-year term and fixed- or floating interest rate based on LIBOR that is determined according to market conditions.

B. Notes

5

In addition to the syndicated loan, the Ministry of Finance and Public Credit has contemplated a issuance of notes in the international capital markets for US $ 200 million. Financial conditions of the notes are determined by the market, but they must be subject to the specifications provided for by the Ministry of Finance and Public Credit.

IV. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES:

1.
To authorize the Nation to contract operations related to public external credit transactions up to an amount of US $ 450 million or its equivalent in other currencies to finance top priority budgetary appropriations for Y2002

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

6

CONPES 3205 Document
Republic of Colombia
National Planning Department

MODIFICATION OF CONPES-3156 DOCUMENT TO AUTHORIZE
EXTERNAL PUBLIC LOANS WITH COMMERCIAL BANKS,
INTERNATIONAL CAPITAL MARKETS AND GUARANTEED
TRANSACTIONS, FOR A MAXIMUM AMOUNT OF US $ 250 MILLION
OR ITS EQUIVALENT IN OTHER CURRENCIES

NPD: Deputy Directorate of External Credit
Ministry of Finance and Public Credit

Approved version

Bogotá, D. C., December 4, 2002

I. INTRODUCTION

Pursuant to provisions of Article 19 of Decree 2681 of 1993, this document submits to the approval of the CONPES the modification of CONPES 3156 Document of March 5, 2002. This document authorized the Nation to contract external credit transactions up to US $ 450 million, or its equivalent in other currencies, in order to finance top priority budgetary appropriations for FY2002.

The proposed modification is intended to enhance the authorization of Public External Credit transactions so that they may be contracted through commercial banking, international capital markets and guaranteed transactions up to an amount of US $ 250 million or its equivalent in other currencies to finance top priority budgetary appropriations for FY2002 and FY2003.

II. BACKGROUND

Y2000 financial plan made by the CONFIS set forth net requirements of financing for the National Government for a amount of US $ 4.346 billion. From this amount: i) US $ 1.939 billion came from disbursements carried out by multilateral banking, ii) US $ 500 million from the placement of certificates in the international capital markets, iii) US$1.900 billion came from the pre-financing authorized in Y2001 to finance budgetary allocations in Y2002 coming of the placement of certificates and iv) US $ 1.327 billion from disbursements of credit transactions in the domestic market.

In order to guarantee the external financing in Y2002 and considering the good performance of Colombian securities in Y2001, the Ministry of Finance and Public Credit found as opportune to pre-finance a total of US $ 1.9 billion based on the authorizations for US $ 2 billion granted by the CONPES in Y2001.

During the first half of current year, placements for an aggregate amount of US $ 200 million were carried out, as follows: i) US $ 100 million corresponded to the balance of the amount authorized to pre-finance Y2002 (see Annex 1); ii) US $ 100 million corresponded to the authorization given by the Conpes 3156 Document of March 5, 2002. Said document authorized the Nation to open an indebtedness quota for Y2002 up to an amount of US $ 450 million consisting of two operations: i) an issuance of securities in external capital markets for US $ 200 million and ii) a syndicated credit for US $ 250 million with the partial guarantee of the Corporación Andina de Fomento.

US $ 200 million from the first transaction were utilized in the last issuances of securities. Regarding the second transaction, the National Government had planned to carry out it in the second half of 2002, but as of today it has not been placed due to the caution elicited by the market for this sort of transactions.

Considering the foregoing, the Ministry of Finance and Public Credit still counts with an indebtedness quota for US $ 250 million to carry out public credit transactions. This request intends to enhance the authorized quota so that these US $ 250 million, or its equivalent in other currencies, may be contracted through commercial banking, international capital markets and guaranteed operations.

III. JUSTIFICATION

In year 2000, Argentina, Colombia and Thailand carried out issuances of securities in the international market with “Rolling and Reinstatable” Guarantees of the World Bank. Under

2

this scheme, the Bank undertook to guarantee partially the payment of principal and interest to investors. Later, in September 2002, the Argentinean Government announced that it would not pay on a timely basis the securities with the guarantee of the World Bank; this event made the Bank pay the investors.

Pursuant to the provisions of the “Rolling and Reinstatable” guarantee program, the issuer has sixty (60) days to reimburse the payment to the World Bank to maintain the guarantee in force. After sixty (60) days the multilateral entity withdraws the guarantee to the security and starts legal actions to recover the money.

The World Bank agreed a payment schedule with Argentina in October. With this agreement, Argentina undertook to pay in a 3-year term. However, the sixty-day condition was maintained and the World Bank withdrew the security guarantee; therefore, the “Investor’s Grade” of this issue was lost.

The rating agencies lowered the rating at once to all those securities issued under the World Bank’s “Rolling and Reinstatable” guarantee scheme, regardless the issuer. The three (3) affected issuances belonged to Argentina, Colombia and Thailand (despite Colombian and Thailand have met in full their payment obligations as to the securities). Later this measure was extended to the syndicated loans guaranteed by multilateral entities, affecting two (2) CAF-guaranteed loans of Colombia.

With this downgrading of the syndicated loans rating, the commercial banking declined their participation in transactions under the current guarantee scheme.

IV. DESCRIPTION OF THE FINANCING TO BE CONTRACTED

The Ministry of Finance and Public Credit is contemplating the chance to carry out a placement of securities in the international capital markets for US $ 250 million. The foregoing is based on the enhancing of the authorization to contract public external credit transactions through commercial banking, international capital markets and guaranteed operations.

V. FINANCIAL CONDITIONS AND DISBURSEMENTS

The financial conditions of the transactions to be contracted must match the specifications provided for by the Ministry of Finance and Public Credit and the guidelines defined herein.

VI. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES:

To authorize the modification of Conpes No. 3156 Document of March 5, 2002 in order to enhance the authorization of Public External Credit transactions, so that they may be contracted through commercial banking, international capital markets and guaranteed transactions, up to an amount of US $ 250 million, or its equivalent in other currencies. The foregoing is intended to finance top priority budgetary appropriations for Y2002 and FY2003.

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

3

CONPES 3176 Document
National Council of Economic and Social Policies
Republic of Colombia
National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO OPEN EN EXTERNAL
INDEBTEDNESS QUOTA UP TO AN AMOUNT OF US $ 600 MILLION OR
ITS EQUIVALENT IN OTHER CURRENCIES INTENDED TO PRE-
FINANCE BUGETARY ALLOCATIONS FOR Y2003

Ministry of Finance and Public Credit
DNP: DIFP

Approved version

THE WAY TO BUILD THE PEACE

Bogotá, D. C., July 15, 2002

I. INTRODUCTION

Pursuant to provisions of Articles 8 and 19 of Decree 2681 of 1993, this document submits to the approval of the CONPES the authorization to be given to the Nation to open an external indebtedness quota up to an amount of US $ 600 million, or its equivalent in other currencies, in order to finance budgetary appropriations for Y2003.

II. BACKGROUND

Considering the good performance of the Colombian certificates in the international capital markets during Y2001 and in order to guarantee the external financing for Y2002, the Ministry of Finance and Public Credit found convenient to begin the pre-financing of the budgetary appropriations for FY2002. Hence, during Y2001 the following pre-financing transactions were carried out with the placement of external debt certificates for a total of US $ 1.9 billion based on authorizations for US $ 2 billion granted by the CONPES in line with the following documents:

•	3114 of May 25, 2001: Indebtedness quota for US $ 1 billion
•	3132 of September 3, 2001: Indebtedness quota for US $ 500 million
•	3141 of November 15, 2001: Indebtedness quota for US $ 250 million
•	3145 of December 6, 2001: Indebtedness quota for US $ 250 million

Chart No. 1

Placements carried out during Y2001 to pre-finance Y2002

MARKET	AMOUNT US $ million	DATE OF ISSUE	PERIOD	COUPON
US Dollar	500	June 13, 2001	5 years	10.5%
Euro	175	June 21, 2001*	7 years	11.375%
US Dollar	325	August 21, 2001**	20 years	11.75%
US Dollar	500	November 21, 2001	10 years	10%
US Dollar	400	December 21, 2001***	10 years	10%
Total	1.9 billion

*	Reopening of Euro-denominated Note
**	Reopening of 20-year Global Note
***	Reopening of 10-year Note in the domestic market

Placements for a total of US $ 200 million have been carried out during Y2002, in line with the following breakdown: i) US $ 100 million are based on the balance authorized to pre-finance Y2002, (ii) US $ 100 million are based on the authorization granted by CONPES-3156-March-5-2002 Document, by means of which the Nation is authorized to open an indebtedness quota up to US $ 200 million in order to finance budgetary appropriations for Y2002. Considering the foregoing, the amount authorized by the CONPES to finance budgetary appropriations during this fiscal year, US $ 100 million are still to be placed.

The result of this financing strategy for Y2002 was favorable, as it minimized the volatility of both the domestic interest rates and exchange rate for there was a certainty on the Nation’s financing during the election period and peace negotiations. It is worth to remark that this pre-financing strategy for Y2002 has been recognized as one of the best of its kind because it covered the international market volatility, improving the investors’ confidence.

Likewise, the Nation placed notes at favorable rates, taking advantage of the historical moments of the US Treasury notes’ rates. Additionally, the Colombian notes spread was kept at low levels, despite the external volatility caused by the Argentinean crisis.

III. JUSTIFICATION

The following ones are the main reasons to ask the CONPES an indebtedness quota up to US $ 600 million to finance budgetary appropriations for FY 2003:

1. Repayment level for Y2003

Along these past years, the repayments of the external debt of the National Central Government have shown a historical rising trend, reaching its highest peak in Y2003.

Source: General Directorate of Public Credit

The foregoing, despite the developments of debt management transactions leading to the improvement of the maturity profile of the Nation’s debt, such as the exchange of external notes on a voluntary basis with maturities as of 2002 and 2005 by Class-B-TES certificates with maturities as of 2007, 2009 and 2012. This transaction was carried out in May 2002.

Despite the external debt exchange in which a total of about us $ 600 million in notes were repurchased and repayments for US $ 173 million were reduced for 2003, the re-financing risk is latent for Y2003 with repayments of US $ 2.504 billion, of which there is a concentration of 58 % of the total foreseen for Y2003, having payments for US $ 620 million scheduled for the first quarter and US $ 873 million for the second quarter.

Shift in maturities profile
Million of US Dollars

Source: General Directorate of Public Credit

As to the repayment of bonds for Y2003, there is an obligation that amounts up to US $ 1.2 billion after the exchange:

Source: General Directorate of Public Credit

According to the public external debt projection, for Y2003 the National Government will have to cover repayments for an amount about US $ 2.504 billion[1]. These are very high figures, specially compared to US $ 2.103 billion in Y2002. There will be also a rise in the

1 Amount after the exchange.

payment of interest rates and fees2 of the National Government, because there is a shift from US $ 1.649 in Y2002 to US $ 1.754 in Y2003.

2. Conditions of the International Market

The continue volatility of the capital flows forces the National Government to adopt strategies to ensure the financing of the budget for Y2003. Crisis in emerging markets has worsened the scenario for it makes more difficult raise funds to supply financial needs of the country. This is due to the difficulty to forecast the crisis and the contagion risk is ever greater; under these circumstances the investors who lack enough information to distinguish among the different credit qualities, limit the access to funds under good conditions and in several occasions cut completely the access to issues from the emerging countries.

In Latin America several external shocks may increase the risk of contagion in 2002 and 2003, among which: i) the development of the crisis in Argentina, ii) uncertainty in the markets caused by the elections in Brazil and Ecuador, iii) the permanent threat of a higher volatility due to the political crisis in Venezuela and Perú, and iv) the most recent events shown in Uruguay and México.

The Brazilian markets have been recently affected by the election polls that put the opposition candidate in the first place of preferences; this event has increased the investors’ aversion towards said country. Likewise, the rating agencies have downgraded the rating due to the implicit risk caused by the incapacity to pay the debt due to the high concentration of maturities for the coming two years.

On the other hand, Uruguayan economy has been hit by the crisis of its two main commercial partners: Brazil and Argentina. It has made Uruguay reduce 20 % of its international reserves in the past weeks, forcing Uruguay to let its currency float from past June 19. At the same time, it received a package from the IMF for US $ 1.5 billion. Despite the foregoing measures, Moody’s downgraded the sovereign rating from BA2 to B1.

México has also felt the effects of the Brazilian crisis. In fact its currency has suffered an ongoing devaluation reaching its minimum levels in the past 18 months. However, it is expected the stabilization of the Mexican peso as the US economy shall be recovering.

Perú has been affected by the political crisis that will probably end in the removal of some cabinet members. Likewise, the crisis has been aggravated by the delay in some privatization processes that jeopardizes the financial requirements for Y2002.

On the other hand, Venezuela has not been able to cope with the political crisis that has ravaged the country from past March. Venezuelan currency has been devaluated in about 80%. Likewise, it has presented difficulties to get the necessary funds to cover its financing requirements.

2 According to figures before the exchange.

Taking into account these problems, it is necessary to take advantage of the current market conditions and develop financing programs that allow to reduce the refinancing risk as well as the indebtedness cost to finance budgetary appropriations for Y2003.

3. Domestic market stability

The difficulty to access the international market could be reflected in a major pressure on the domestic market. A temporary closing of the international market would lead the Government to raise a higher amount of funds at domestic level with negative consequences for the private investment and a rise of the domestic interest rate. The first event would take place as the National Government absorbs more credit resources available in the economy, while the second event would be translated into the competition between the public and private sector for the available domestic funds.

These consequences would be reflected in a lower growth of the economy, as the private investment would be reduced at the same level as the Government gets its financing in the domestic market.

III. STRATEGY

The best choice to meet repayments foreseen for 2003 would be the implementation of a pre-financing program that allows to secure the funds to honor this obligation.

Likewise, it is necessary to take advantage of the prevailing favorable environment after the elections that granted the new President a victory in the first round. The conditions are given to continue with the pre-financing strategy, making use of the market relish and current rate levels to obtain an outstanding saving regarding indebtedness costs. On the other hand, it is very important to leave next administration enough funds to cover payments to be due in first quarter of 2003.

Considering the foregoing reasons, the National Government considers that it is very convenient to count with an indebtedness quota necessary to pre-finance the Y2003 budget covering in this way repayments for next year.

IV. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES to authorize the Nation an indebtedness quota up to US $ 600 million or its equivalent in other currencies to pre-finance budgetary appropriations for Y2003.

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

CONPES 3209 DOCUMENT
Republic of Colombia
National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO OPEN
AN EXTERNAL INDEBTEDNESS QUOTA UP TO AN AMOUNT OF US
$ 1.054 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES, IN
ORDER TO FINANCE BUDGETARY ALLOCATIONS FOR YEARS
2003-2004

Ministry of Finance and Public Credit
DNP: SC

Approved version

Bogotá, D. C., December 19, 2002

I. INTRODUCTION

Pursuant to provisions set forth in Decree 2681 of 1993, this document is submitted so that the National Council of Economic and Social Policies—CONPES—shall consider the contracting by the Nation of public external credit transactions through the commercial banking, international capital markets and structured transactions, up to a maximum amount of US$ 1.054 billion or its equivalent in other currencies, in order to finance budgetary allocations for FY2003 - 2004 external financing transactions.

II. BACKGROUND

International market conditions for external debt securities of emerging countries have been very difficult during the third quarter of 2002. Uncertainty arising from the measures to be taken by the new Brazilian president generated a rise of spreads of Brazilian notes, affecting the securities of other emerging countries. As to the Colombian case, the external debt certificates spreads went beyond 1,100 bp during September.

Despite the foregoing, during the past two months, investors have shown a greater confidence in Colombia as a response to the Government’s and Congress’ undertaking to carry out the required reforms intended to recover the fiscal balance of the country. Nowadays the spreads are close to 600 bps and their trend is clearly decreasing. This situation made possible the placement of US $ 500 million in securities with maturities as of 2013 in past November1. If this trend continues during Y2003, it would be possible to go to the international markets to raise proceeds up to US $ 1.3 billion.

II. JUSTIFICATION

According to the Ministry of Finance and Public Credit the fiscal deficit of the Central National Government will rise to 5 % of the GDP for the year 2003, that added to the debt repayments for US $ 4.906 billion generates financial requirements for US $ 8.485 billion. This financing will be funded in 52% (US $ 4.404 billion) from domestic credit sources while 37% (US $3.121 billion) will be raised from external credit. The remaining 11% (US $ 960 million) will be raised from other sources. From the external credit disbursements about US $ 1.3 billion will come from public credit operations through commercial banking, international capital markets and structured operations.

[1]	97% of investors were international entities and demand was over US $ 800 million.

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Table N° 1
Year 2003 External Financing

SOURCES	Year 2003 US $	UTILIZATIONS	Year 2003 US $
A. Disbursements	7.525 billion	A. Deficit	3.706 billion
External	3.121 billion
Specific multilateral and free destination, bilateral and suppliers.	1.821 billion	B. Repayments External Domestic	4.906 billion 2.400 billion 2.506 billion
Public credit transactions through commercial banking, international capital market and guaranteed operations	1.3 billion	Adjustment by causation	(127)
Domestic	4.404 billion
B. Floating debt	22 million
C. Central Bank’s profits	327 million
D. Portfolio in US Treasury	382 million
E. Other proceeds	229 million
TOTAL	8.485 billion		8.485 billion

Authorization requested to CONPES to contract external loans up to an amount of US$1.054 billion or its equivalent in other currencies bears the following considerations:

1. To ensure the financing of the Central National Government for FY2003-2004

Multilateral banking has announced an important credit support for Colombia. Despite the announcement of loans disbursements for the Nation during the next four years through this financial source amount up to US $ 9.5 billion, the receipt of some of these proceeds could be subject to several delays given the conditions to which such disbursements are subject.

In order to ensure the National Government financing and overcome the short term National liquidity problems, it is desirable to diversify the financial sources and take advantage of the opportunities being granted by the international markets. That is the way to guarantee alternative sources to meet financial requirements on a timely basis for FY 2003-2004, in case the originally scheduled proceeds shall not be available.

2. Inconvenience to finance higher amounts through domestic markets

To turn to domestic indebtedness in a higher percentage would exert a major pressure of interest rate leading to the reduction of available proceeds to finance private sector. This would have a negative impact on economic growth, employment and productivity.

III. DESCRIPTION OF FINANCING TO BE CONTRACTED

Characteristics of financing to be contracted will be determined by the financing modality used according to the existing availability in the international markets (securities, structures transactions, commercial banking or other capital markets instruments).

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IV. FINANCIAL CONDITIONS AND DISBURSEMENTS

Financial conditions of the transactions to be contracted will be determined by the market conditions prevailing at the moment of the transaction, although these ones must be in line with the debt profiles projected by the Ministry of Finance and Public Credit.

V. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES to authorize the Nation to contract related operations with public external credit up to a maximum amount of US $ 1.054 billion or its equivalent in other currencies to finance budgetary allocations for Fiscal Years 2003-2004.

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

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MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 055 of 2003
(January 20, 2003)

“Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to
ONE THOUSAND MILLION DOLLARS OF THE
UNITED STATES OF AMERICA
(US$1,000,000,000.00) or its equivalent in other
currencies and other provisions are taken”

THE GENERAL DIRECTOR OF PUBLIC CREDIT
(ACTING)

in use of his legal powers and specially those
conferred by Article 19 of Decree 2681 of 1993, letter
a) of Article 1 of Ministerial Resolution 2650 of
November 12, 1996, and the Ministerial Resolution
047 of January 17, 2003, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by Resolution of the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies—CONPES—and the opinion of the Interparliamentary Commission of Public if it deals with External Public Indebtedness Certificates with a period over a year;

Pursuant to Document CONPES 3176 DNP of July 15, 2002, the National Council of Economic and Social Policies—CONPES—rendered its favorable opinion to open an external indebtedness quota for an amount up to SIX HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 600,000,000.00) or its equivalent in other currencies, to finance budgetary allocations of priority for the fiscal year of 2003 and after discounting the issuance carried out under such CONPES document, currently exist an authorized and not used amount equivalent to ONE HUNDRED AND NINETY NINE THOUSAND SIX HUNDRED AND FIFTY NINE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$199.659.000,00);

Pursuant to Document CONPES 3205 DNP of December 4, 2002, the National Council of Economic and Social Policies—CONPES—rendered its favorable opinion to authorize the modification of Document CONPES No. 3156 of March 5, 2002 in order to increase the authorization for operations of External Public Credit so they can be contracted through commercial banking, international capital markets and guaranteed operations for the amount of TWO HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$250,000,000.00) or its equivalent in other currencies, to finance budgetary allocations of priority for the fiscal year of 2002 and 2003 and to that referred quota public credit operations are not carried out;

Pursuant to Document CONPES 3209 of December 19, 2002, the National Council of Economic and Social Policies—CONPES—rendered its favorable opinion to the Nation to carry out public external credit operations up to the amount of ONE THOUSAND FIFTY FOUR MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 1,054,000,000.00) or its equivalent in other currencies to finance budgetary allocations for the fiscal year of 2003 and 2004 and based on such CONPES document the Nation has not carried out Public Credit Operations, remaining an authorized and not used amount that accumulated with the amount mentioned in the above two paragraphs amounts ONE THOUSAND FIVE HUNDRED AND THREE MILLION SIX HUNDRED AND FIFTY NINE THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 1,503,659,000.00)

The Honorable Interparliamentary Commission of Public Credit, in session held on June 20, 2002, rendered unanimously its favorable opinion to the Nation—Ministry of Finance and Public Credit—to issue securities in the international capital markets for an amount up to FOUR HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$400,000,000.00) or its equivalent in other currencies, intended to finance budgetary allocations for the fiscal year of 2003, and after discounting the issuance carried out under such Commission, currently exist an authorized and not used amount equivalent to TWO HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$200,000,000,00);

The Honorable Interparliamentary Commission of Public Credit, in sessions held on December 23, 2002, rendered unanimously its favorable opinions to the Nation—Ministry of Finance and Public Credit—to issue securities in the international capital markets for an amount up to EIGHT HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$800,000,000.00) or its equivalent in other currencies, respectively, intended to finance budgetary allocations for the fiscal year of 2003; and based on such opinion the Nation has not carried out issues, currently remaining an authorized and not used amount that accumulated with the amount mentioned in the above paragraph amounts ONE THOUSAND MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 1,000,000,000.00).

In accordance with provisions of Article 16, letters c) and h) of Law 31 of 1992, the Board of Directors of the Central Bank (Banco de la República) by External Resolution No. 2 of June 7 of 2002 and External Resolution No. 6 of December 23 of 2002, indicated the financial conditions to which the Nation must be bound to place External Public Indebtedness Certificates in the international capital markets; whose proceeds are intended to finance budgetary allocations for the fiscal year of 2003.

Literal a) of Article 1 of Ministerial Resolution 2650 of November 12, 1996 delegated the General Director of Public Credit the authorization to carry out the issuance and placement of External Public Indebtedness Certificates of the Nation, in the terms set forth in the Article 19 of Decree 2681 of 1993;

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The Nation is planning to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets up to an amount of ONE THOUSAND MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies to finance to finance budgetary allocations for the fiscal year of 2003;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE THOUSAND MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US1,000,000,000.00) intended to finance budgetary allocations for the Fiscal Year of 2003.

ARTICLE TWO.- Characteristics, terms and conditions to which must be bound the External Public Indebtedness Certificates referred to in the above Article will be as follows:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rates according to market conditions on the date of placement, subject to the limits determined by the Board of Directors of the Central Bank. (Banco de la República).

Other charges and fees:	The ones corresponding to this sort of operations.

ARTICLE THREE.- The other terms, conditions and characteristics of the issue authorized hereby will be determined by the General Directorate of Public Credit of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out all the related operations of public credit written in the above Article one hereof.

ARTICLE FIVE.- In accordance with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia

ARTICLE SIX.- The Nation—Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Central Bank (Banco de la República) and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

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Given in Bogotá, D. C., as of January 20, 2003

(Signed)
CESAR ALBERTO MENDOZA SAENZ
GENERAL DIRECTOR OF PUBLIC CREDIT (ACTING)
MINISTRY OF FINANCE AND PUBLIC CREDIT

This document has been translated by
Carlos Arturo Peñaranda Cruz
Sworn Translator licensed by
Resolution No. 00037 issued on
January 28, 1998

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